Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES GAMING ENTERTAINMENT MICHIGAN HAS RECEIVED $5 MILLION REPAYMENT FROM FIREKEEPERS DEVELOPMENT AUTHORITY
Las Vegas, Nevada — February 16, 2010 — Full House Resorts (NYSE Amex US: FLL) announced today that its 50% owned joint venture Gaming Entertainment (Michigan), LLC (“GEM”) has received the final payment on its $5.0 million tribal receivable from FireKeepers Development Authority. The cash proceeds will be split between the GEM members on an equal basis. Following this transaction, Full House Resorts has approximately $12.5 million in cash, $8.2 million of availability on its revolving credit facility.
Full House Resorts Chairman and Chief Executive Officer Andre Hilliou commented, “We appreciate this final reimbursement by the tribe of our development advances. This reimbursement further improves our ability to pursue strategic acquisitions.”
About Full House Resorts, Inc.:
Full House owns, develops and manages gaming facilities. The Company owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. Full House has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with 2,680 gaming devices, 78 table games and a 120-seat poker room. For further information, go to www.FireKeepersCasino.com. Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 2,100 gaming devices, a buffet, gourmet steakhouse, other food and beverage outlets and an entertainment lounge. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.
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For further information, contact:
Mark Miller, Chief Operating and Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com